Supplement to Prospectus Dated May 1, 2000
                        Supplement dated October 23, 2000

This Supplement should be retained with the current Prospectus for your variable annuity contract issued by American Skandia Life Assurance Corporation ("American Skandia"). If you do not have a current prospectus, please contact American Skandia at 1-800-SKANDIA.

                            A. NOTICE OF SUBSTITUTION

American Skandia has filed an exemptive application with the Securities and Exchange Commission ("SEC") to substitute the following "Replaced Portfolio/Sub-Account" with the "Substitute Portfolio/Sub-account". The Replaced Portfolio/Sub-account described below is only available until the effective date of the Substitution, at which time it will cease to be offered as an investment options. The Substitute Portfolio/Sub-account is only available as of the date of the Fund Substitution and is only available to those Contract Owners affected by the Fund Substitution.

--------------------------------------------------------- ---------- ---------------------------------------------------------------
             REPLACED PORTFOLIO/SUB-ACCOUNT                                         SUBSTITUTE PORTFOLIO/SUB-ACCOUNT

--------------------------------------------------------- ---------- ---------------------------------------------------------------
--------------------------------------------------------------- -------- -----------------------------------------------------------
Alger American MidCap Growth portfolio of The Alger American             AST Alger Mid-Cap Growth portfolio of American Skandia
Fund/AA MidCap Growth Sub-account                                        Trust/AST Alger Mid-Cap Growth Sub-account
--------------------------------------------------------------- -------- -----------------------------------------------------------
--------------------------------------------------------------- --- ---- -----------------------------------------------------------
The  Alger  American  Fund - MidCap  Growth:  seeks  long-term           AST Alger Mid-Cap Growth:  seeks long-term  capital growth.
capital   appreciation.   The  Portfolio  focuses  on  midsize           The Portfolio invests primarily in equity securities,  such
companies  with  promising  growth  potential.   Under  normal           as  common or  preferred  stocks,  that are  listed on U.S.
circumstances,  the Portfolio  invests primarily in the equity           exchanges or in the  over-the-counter  market. Under normal
securities of companies having a market  capitalization within           circumstances,  the  Portfolio  invests  primarily  in  the
the range of companies in the S&P MidCap 400 Index                       equity    securities   of   companies   having   a   market
                                                                         capitalization  within  the range of  companies  in the S&P
                                                                         MidCap 400 Index.
--------------------------------------------------------------- --- ---- -----------------------------------------------------------

We expect to receive the SEC Exemptive Order and complete the Substitution by the end of November 2000. Those Contract Owners effected by the Substitution will receive additional information from American Skandia notifying them of their rights under the SEC Exemptive Order.

For a 30 day period following the Substitution, Contract Owners will be allowed to transfer Account Value out of the Replaced Portfolio/Sub-account to any other investment options available under the Annuity. Any such transfers during this period will not count in determining whether the maximum number of free transfers has been exceeded. Additionally, the transfer of Account Value from the Replaced Portfolio/Sub-account to the Substitute Portfolio/Sub-account would also not be subject to a transfer fee nor count in determining whether the maximum number of free transfers have been exceeded. The Substitution will not affect your rights or our obligations under the Annuity and American Skandia will bear any expenses in connection with the Substitution.

                    B. ADDITIONAL VARIABLE INVESTMENT OPTION

The underlying Portfolio shown below is being offered as a Sub-account under your Annuity.

------------------------------------------------------------------------------------------------------------------------------------
                                           Underlying Mutual Fund Portfolio Annual Expenses
                               (as a percentage of the average net assets of the underlying Portfolios)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------- --------------- ------------- --------------- -------------- -------------- ----------
                                                Management     Other          12b-1 Fees    Total Annual        Fee        Net
                                                   Fees         Expenses                      Portfolio    Waivers and     Annual
            UNDERLYING PORTFOLIO                                                              Operating      Expense       Fund
                                                                                              Expenses     Reimbursement 1 Operating
                                                                                                                           Expenses
--------------------------------------------- --------------- ------------- --------------- -------------- -------------- ----------
American Skandia Trust: 2
  AST Alger Mid-Cap Growth 3                       0.80%         0.23%           0.00%           1.03%          0.18%         0.85%
--------------------------------------------- --------------- ------------- --------------- -------------- -------------- ----------

1 The Investment Manager of American Skandia Trust has agreed to reimburse and/or waive fees for certain Portfolios until at least April 30, 2001. The caption "Total Annual Fund Operating Expenses" reflects the Portfolios' fees and expenses before such waivers and reimbursements, while the caption "Net Annual Fund Operating Expenses" reflects the effect of such waivers and reimbursements.

2 American Skandia Trust (the "Trust") adopted a Distribution Plan (the "Distribution Plan") under Rule 12b-1 of the Investment Company Act of 1940 to permit an affiliate of the Trust's Investment Manager to receive brokerage commissions in connection with purchases and sales of securities held by Portfolios of the Trust, and to use these commissions to promote the sale of shares of such Portfolios. The staff of the Securities and Exchange Commission takes the position that commission amounts received under the Distribution Plan should be reflected as distribution expenses of the Portfolios. The Portfolios would pay the same or comparable commission amounts irrespective of the Distribution Plan; accordingly, total returns for the Portfolios are not expected to be adversely affected. The Distribution Fee estimates are derived from data regarding each Portfolio's brokerage transactions, and the proportions of such transactions directed to selling dealers, for the period ended December 31, 1999. However, it is not possible to determine with accuracy actual amounts that will be received under the Distribution Plan. Such amounts will vary based upon the level of a Portfolio's brokerage activity, the proportion of such activity directed under the Distribution Plan, and other factors.

3 This Portfolio commenced operations in October 2000, however, it is only available as of the date of the Fund Substitution and is only available to those Contract Owners affected by the Fund Substitution. "Other Expenses" and "12b-1 Fees" shown are based on estimated amounts for the fiscal year ending December 31, 2000.

EXPENSE EXAMPLES

The Expense Example shown below is being added with respect to the new Portfolio that is being offered as a Sub-account under your Annuity.

------------------------------------------------------------------------------------------------------------------------------------
                                                                Expense Examples
                                               (amounts shown are rounded to the nearest dollar)
------------------------------------------------------------------------------------------------------------------------------------

                                     ---------------------------------------------- ------- ----------------------------------------
                                     If you  surrender  your Annuity at the end of           If you do not  surrender  your Annuity
                                     the applicable time period,  and your Account           at  the  end of  the  applicable  time
                                     Value  is  $50,000  or  higher,  so that  the           period   or   begin   taking   annuity
                                     annual  maintenance  fee does not apply,  you           payments   at  such  time,   and  your
                                     would pay the following  expenses on a $1,000           Account  Value is  $50,000  or higher,
                                     investment,  assuming  5%  annual  return  on           so that  the  annual  maintenance  fee
                                     assets:                                                 does  not  apply,  you  would  pay the
                                                                                             following   expenses   on   a   $1,000
                                                                                             investment,  assuming 5% annual return
                                                                                             on assets:
                                     ---------------------------------------------- ------- ----------------------------------------


                                          After:                                           After:
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------ --------- ---------- --------- ---------- ------ ---------- ---------- --------- --------
Sub-Account:                               1 Year    3 Years    5 Years   10 Years          1 Year     3 Years    5 Years   10 Years
------------------------------------------ --------- ---------- --------- ---------- ------ ---------- ---------- --------- --------
AST Alger Mid-Cap Growth 3                    59        79        101        218               19         59        101        218
------------------------------------------ --------- ---------- --------- ---------- ------ ---------- ---------- --------- --------

------------------------------------------------------------------------------------------------------------------------------------
                                                                Expense Examples
                                               (amounts shown are rounded to the nearest dollar)
------------------------------------------------------------------------------------------------------------------------------------

                                       -------------------------------------------- ------- ----------------------------------------
                                       If you  surrender  your  Annuity at the end           If you do not  surrender  your  Annuity
                                       of the  applicable  time  period,  and your           at  the  end  of  the  applicable  time
                                       Account  Value is lower  than  $50,000,  so           period   or   begin   taking    annuity
                                       that  the  maintenance  fee  applies,   you           payments   at  such   time,   and  your
                                       would  pay  the  following  expenses  on  a           Account  Value is lower  than  $50,000,
                                       $1,000   investment,   assuming  5%  annual           so that the  maintenance  fee  applies,
                                       return on assets:                                     you  would pay the  following  expenses
                                                                                             on a  $1,000  investment,  assuming  5%
                                                                                             annual return on assets:
                                       -------------------------------------------- ------- ----------------------------------------



                                         After:                                           After:
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------ --------- ---------- --------- ---------- ------ ---------- ---------- --------- --------
Sub-Account:                               1 Year    3 Years    5 Years   10 Years          1 Year     3 Years    5 Years   10 Years
------------------------------------------ --------- ---------- --------- ---------- ------ ---------- ---------- --------- --------
AST Alger Mid-Cap Growth 3                    61        85        111        236               21         65        111        236
------------------------------------------ --------- ---------- --------- ---------- ------ ---------- ---------- --------- --------

                      C. PORTFOLIO/SUB-ACCOUNT NAME CHANGES

1. Effective August 8, 2000 T. Rowe Price International, Inc. became the new portfolio sub-advisor for the AST T. Rowe Price Global Bond portfolio.

                       D. MAXIMUM NUMBER OF FREE TRANSFERS

The maximum number of transfers you can make between investment options each Annuity Year without being subject to a Transfer Fee is increased from twelve
(12) to twenty (20).

                              E. PARTIAL EXCHANGES

TAX CONSIDERATIONS

The following paragraph replaces the corresponding paragraph under the Tax Considerations section in your Annuity prospectus:

Special rules in relation to tax-free exchanges under Section 1035:

On November 22, 1999, the Internal Revenue Service issued an acquiescence in the decision of the United States Tax Court in Conway v. Commissioner (111 T.C. 350
(1998)) that a taxpayer's partial surrender of a non-qualified annuity contract and direct transfer of the resulting proceeds for the purchase of a new non-qualified annuity contract qualifies as a non-taxable exchange under Section 1035 of the Internal Revenue Code. "Acquiescence" means that the IRS accepts the holding of the Court in a case and that the IRS will follow it in disposing of cases with the same controlling facts. Prior to the Conway decision, industry practice has been to treat a partial surrender of account value as fully taxable to the extent of any gain in the contract for tax reporting purposes and to "step-up" the basis in the contract accordingly. However with the IRS' acquiescence in the Conway decision, partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% IRS tax penalty on pre-age 59 1/2 withdrawals. The IRS reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. As of the date of this prospectus supplement, we will treat a partial surrender of this type as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% IRS early distribution penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

While the principles expressed in the Conway decision appear applicable to partial exchanges from life insurance, there is no guidance from the Internal Revenue Service as to whether it concurs with non-recognition treatment under
Section 1035 of the Code for such transactions. We will continue to report a partial surrender of a life insurance policy as subject to current taxation to the extent of any gain. In addition, please be cautioned that no specific guidance has been provided as to the impact of such a transaction for the remaining life insurance policy, particularly as to the subsequent methods to be used to test for compliance under the Code for both the definition of life insurance and the definition of a modified endowment contract.


GAL 3-SUPP. (10/23/2000)                                         VAGAL3 10/23/00